Geospatial 8-K

EXHIBIT 10.1

IM DRAFT
March 3, 2011

ASSET PURCHASE AGREEMENT

DATED AS OF THE 7TH DAY OF MARCH, 2011

BY AND AMONG

USIC LOCATING SERVICES, INC.,

UTILITY SERVICES AND CONSULTING CORP.

AND

GEOSPATIAL HOLDINGS, INC.

TABLE OF CONTENTS

- i -

- ii -

APPENDIX A	DEFINITIONS
EXHIBIT A	BILL OF SALE
EXHIBIT B	ASSIGNMENT AND ASSUMPTION AGREEMENT

- iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of March 7, 2011, is by and among USIC Locating Services, Inc., an Indiana corporation ("Purchaser"), Utility Services and Consulting Corp., a Nevada corporation ("Seller"), and Geospatial Holdings, Inc., a Nevada corporation ("Holdings").

WITNESSETH:

WHEREAS, Seller is, among other businesses, engaged in the underground utility locating business in the State of New Mexico (the "Business"); provided, however, that the Business shall not include sub-surface mapping of conduits and pipes or sales, rental or servicing of sub-surface mapping tools and related data services conducted by Holdings or its Affiliates;

WHEREAS, Holdings owns all of the outstanding shares of capital stock of Seller and has become a party to this Agreement as a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Assets (as hereinafter defined) of the Business upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser, Seller and Holdings have negotiated the terms of this Agreement at arms-length and have agreed that the Purchase Price represents fair and complete consideration for the Assets being purchased and sold; and

WHEREAS, capitalized terms used but not otherwise defined shall have the meanings ascribed to them in Appendix A.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I.
PURCHASE AND SALE OF THE ASSETS

Section 1.01.  Assets.  Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of the right, title and interest in and to all of the following properties, assets and interests in the properties and assets of Seller (whether tangible or intangible) of any kind, nature, character and description used or useful in the Business, whether personal, accrued, contingent or otherwise, and wherever situated, which are owned or leased by Seller in the Business (collectively, the "Assets"), free and clear of all Encumbrances, other than Permitted Encumbrances:

(a)           all Equipment;

(b)           all rights in, to and under the Contracts listed on the Assigned Contracts Schedule (the "Assigned Contracts")

(c)           all rights of Seller to deposits, prepaid expenses and security deposits related to the Business listed on the Deposits Schedule;

(d)           all Intangible Assets;

(e)           all Confidential Information;

(f)            all Files and Records;

(g)           all Licenses and Permits;

(h)           all Intellectual Property;

(i)            all claims of Seller against third parties relating to the Assets; and

(j)            all other fixed assets listed on the Assets Schedule.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability of Seller related to the Assets including, without limitation, any Contract Liability, unless Purchaser expressly assumes such Liability pursuant to Section 1.03.

Section 1.02.  Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the assets of Seller which are separate and distinct from the herein defined Assets are excluded from the Assets and shall remain the property of Seller after the Closing (collectively, the "Excluded Assets").

Section 1.03.  Assumed Liabilities.

(a)           At the Closing, Purchaser shall assume and agree to discharge only the specifically enumerated Liabilities of Seller related to the Business listed on the Assumed Liabilities Schedule except that any costs or expenses related to a change of control as it relates to the Assigned Contracts shall be borne by Seller (the "Assumed Liabilities").

(b)           All other Liabilities of Seller that are not Assumed Liabilities shall constitute Liabilities excluded under this Agreement (collectively, the "Excluded Liabilities").  The Excluded Liabilities shall remain the sole obligation of Seller and/or Holdings, and Purchaser shall not assume, and does not and shall not agree to assume, or pay or perform, or in any way be responsible for, any of the Excluded Liabilities.

Section 1.04.  Purchase Price.  The aggregate consideration (the "Purchase Price") to be paid by Purchaser to Seller for the Assets shall be equal to the Assumed Liabilities (as evidenced by the execution and delivery of the Assignment and Assumption Agreement).

Section 1.05.  Allocation of Purchase Price.  The Allocation of Purchase Price Schedule attached hereto sets forth the preliminary allocation of the Purchase Price among the Assets (the "Preliminary Allocation").  Purchaser and Seller shall file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 (which reflects such allocation) with their federal income Tax Return for the Tax year in which the Closing Date occurs and shall contemporaneously provide the other parties hereto with a copy of the Form 8594 being filed.  The parties hereto agree that the Preliminary Allocation shall be modified to reflect the payment of any indemnification claims by Seller pursuant to Article VII as mutually agreed upon by Purchaser and Seller in good faith (and, if applicable, consistent with the prior allocation of similar items).  The parties shall file an amendment to Form 8594 to reflect any adjustments made to the Preliminary Allocation as provided in this Section 1.05.  Purchaser and Seller each agree not to assert, in connection with any Tax Return, audit or similar proceeding, any allocation of the Purchase Price that differs from the allocation set forth on the Allocation of Purchase Price Schedule.

Section 1.06.  Fair Consideration.  Each of the parties acknowledges and agrees that the consideration provided for in this Article I represents fair consideration and reasonable equivalent value for the sale and transfer of the Assets and the transactions, covenants and agreements set forth in this Agreement and the Related Agreements, which consideration was agreed upon as the result of arms-length good faith negotiations among the parties and their respective representatives.

ARTICLE II.
CLOSING

Section 2.01.  Closing Date.  Subject to satisfaction of the conditions to Closing set forth in Article III, the closing of the transactions contemplated by this Agreement (the "Closing") shall be deemed to have taken place and to be effective at 5:00 p.m., Albuquerque, New Mexico  time, on March 7, 2011 or at such other place and time, or on such other date, as may be mutually agreed to by the parties (the "Closing Date").  The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.02.  Deliveries by Seller.  At the Closing, Seller shall deliver possession of all of the Assets to Purchaser, and Seller shall deliver (or cause to be delivered) to Purchaser originals or copies, if specified, of the following:

(a)           a counterpart of the Bill of Sale transferring all of the Assets to Purchaser, in the form attached hereto as Exhibit A (the "Bill of Sale"), duly executed by Seller;

(b)           a counterpart of the Assignment and Assumption Agreement, by and between Purchaser and Seller, in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"), duly executed by Seller;

(c)           certificates of title for the motor vehicles included in the Assets and powers-of-attorney to effect transfer of title to such motor vehicles;

(d)           copies of each consent, waiver, authorization and approval of any Governmental Entity or Person necessary for Seller or Holdings to consummate the transactions contemplated by this Agreement or any of the Related Agreements, including, without limitation, consents from customers who are parties to the Assigned Contracts representing not less than ninety percent (90%) of the Trailing Twelve Month Revenue;

(e)           payoff letters for the motor vehicle leases and computer leases included in the Assumed Liabilities from the lessor thereunder setting forth the amounts necessary to pay off all such leases as of the Closing Date along with a per diem interest amount with respect thereto and otherwise in form and substance satisfactory to Purchaser;

(f)           copies of resolutions adopted by the Board of Directors of Seller and Holdings, as the sole stockholder of Seller, authorizing and approving the execution and delivery of this Agreement, the Related Agreements and all agreements and other documents and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;

(g)           evidence of the releases of all Encumbrances on the Assets, other than Permitted Encumbrances, each in form and substance satisfactory to Purchaser in its sole discretion;

(h)           a certificate duly executed by the President of Seller and Holdings pursuant to Section 3.02(b) and Section 3.02(c);

(i)            counterparts of all agreements, documents and instruments required to be delivered by Seller or Holdings pursuant to any of the Related Agreements, duly executed by Seller or Holdings, as applicable; and

(j)            such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Related Agreements.

Section 2.03.  Deliveries by Purchaser.  At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following:

(a)           a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser;

(b)           copies of each consent, waiver, authorization and approval of any Governmental Entity or Person necessary for Purchaser to consummate the transactions contemplated by this Agreement or any of the Related Agreements;

(c)           a Certificate of Existence of Purchaser issued by the Secretary of State of the State of Indiana;

(d)          copies of all the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement, the Related Agreements and all agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;

(e)           a certificate duly executed by the President of Purchaser pursuant to Section 3.01(b) and Section 3.01(c); and

(f)           counterparts of all agreements, documents and instruments required to be delivered by Purchaser pursuant to any of the Related Agreements, duly executed by Purchaser.

ARTICLE III.
CONDITIONS PRECEDENT TO THE CLOSING OBLIGATIONS OF SELLER, HOLDINGS AND PURCHASER

Section 3.01.  Conditions Precedent to Obligations of Seller and Holdings.  The obligations of Seller and Holdings to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a)           Deliveries by Purchaser.  Purchaser shall have made delivery to Seller of the items specified in Section 2.03.

(b)           Representations and Warranties of Purchaser.  All representations and warranties made by Purchaser (considered collectively and individually) in this Agreement shall be true and correct in all material respects (other than any representation or warranty which are qualified by materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made by Purchaser on such date, and Seller and Holdings shall have received a certificate to that effect from Purchaser dated as of the Closing Date.

(c)           Performance of the Obligations of Purchaser.  Purchaser shall have performed, complied with or fulfilled in all respects all of the covenants, agreements, obligations and conditions required under this Agreement or any of the Related Agreements to be performed, complied with or fulfilled by Purchaser on or prior to the Closing Date, and Seller and Holdings shall have received a certificate to that effect from Purchaser dated as of the Closing Date.

Section 3.02.  Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a)           Deliveries by Seller.  Seller shall have made delivery to Purchaser of the items specified in Section 2.02.

(b)           Representations and Warranties of Seller and Holdings.  All representations and warranties made by Seller or Holdings in this Agreement (considered collectively and individually) shall be true and correct in all material respects (other than any representation and warranty which is qualified by materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that are made of a specific date need only be true and correct as of such date) as if made by Seller or Holdings as of such date, and Purchaser shall have received a certificate to that effect from Seller and Holdings dated as of the Closing Date.

(c)           Performance of the Obligations of Seller and Holdings.  Seller and Holdings shall have performed, complied with or fulfilled in all respects all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement or any of the Related Agreements to be performed, complied with or fulfilled by Seller or Holdings on or prior to the Closing Date, and Purchaser shall have received a certificate to that effect from Seller and Holdings dated as of the Closing Date.

(d)           Legal Proceedings.  None of Purchaser, Seller or Holdings shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.  Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, Seller, Holdings or against any Related Person of any of them, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any of the Related Agreements, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or any Related Agreement.

(e)           No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

(f)           Consents by Purchaser.  The consent and approval of the Board of Directors of Purchaser and the lenders to Purchaser's senior credit facility authorizing and approving this Agreement, the Related Agreements and all agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall have been received.

(g)           Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(h)           Schedules.  Purchaser shall have received from Seller and Holdings the Schedules to this Agreement and the Disclosure Schedules, all of which shall be satisfactory to Purchaser in its sole and absolute discretion.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDINGS

Seller and Holdings, jointly and severally, hereby represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedules (each such disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article  IV to which it relates) delivered by Seller and Holdings as soon as possible, but no later than March 4, 2011 (the "Disclosure Schedules"), as follows:

Section 4.01.  Organization; Power.  Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada.  Holdings is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada.

Section 4.02.  Authorization and Validity of Agreement.

(a)           Seller has all requisite corporate power and authority to own, lease and operate the Assets and to carry on the Business as it is now being conducted.  Each of Seller and Holdings has all requisite corporate power and authority to enter into, execute and deliver this Agreement, the Related Agreements to which it is a party and all agreements, documents and instruments contemplated hereby or thereby, to consummate the transactions contemplated by this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments, to perform all of its obligations under this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments and to comply with and fulfill the terms and conditions of this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments.

(b)           The execution and delivery of this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments by Seller and Holdings and the consummation by Seller and Holdings of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and Holdings, and no other corporate or other proceedings on the part of Seller or Holdings are necessary to authorize the execution, delivery and performance of this Agreement, the Related Agreements to which it is a party or any other such agreement, document or instrument, as applicable.  This Agreement, each of the Related Agreements to which it is a party and all other agreements, documents and instruments executed by Seller or Holdings in connection with the transactions contemplated by this Agreement have been duly executed and delivered by Seller and Holdings and constitute Seller's and Holdings' legal, valid and binding obligation, enforceable against Seller and Holdings, in accordance with their respective terms and conditions.

Section 4.03.  No Conflict or Violation.  The execution, delivery, consummation and performance of this Agreement and each of the Related Agreements to which it is party by Seller and Holdings do not and shall not:  (a) violate or conflict with any provision of the articles of incorporation, bylaws, other Governing Documents of Seller or Holdings or resolutions adopted by the board of directors or the shareholder of Seller; (b) violate any provision of Law applicable to Seller, Holdings or the Business; (c) violate or result in a breach of or constitute (with or without due notice or lapse of time or both) a default under any Contract, consent, order or other instrument or obligation to which Seller or Holdings is a party, or by which the Assets or the Business may be bound; (d) result in the imposition of any Encumbrance or restriction on the Business or any of the Assets (with or without due notice or lapse of time or both); or (e) cause Purchaser to become subject to, or to become liable for the payment of, any Tax.

Section 4.04.  Title to the Assets and Related Matters.  Seller has good, marketable and insurable title to all of the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances.  Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Assets, and the instruments of assignment and transfer to be executed and delivered by Seller to Purchaser at the Closing shall be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and shall effectively vest in Purchaser good, marketable and insurable title to the Assets.  All consents necessary to consummate the transactions contemplated by this Agreement have been obtained and are in effect as of the Closing Date, and are enforceable, valid and binding upon the Persons giving the same.  The Equipment is in good operating condition and repair, subject to normal wear and tear, and is suitable and sufficient for the purposes used and the operation of the Business as currently conducted.  The Assets include all properties and assets (tangible and intangible), and all leases and other Contracts necessary or desirable to permit Purchaser to carry on the Business subsequent to the Closing as presently conducted by Seller.

Section 4.05.  Consents and Approvals. Section 4.05 of the Disclosure Schedules sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any Governmental Entity required in connection with the execution and delivery of this Agreement or any of the Related Agreements by Seller or Holdings, as applicable, or any agreement, document or instrument contemplated hereby or thereby by Seller or Holdings, as applicable, or the performance by Seller or Holdings of its respective obligations hereunder or thereunder.

Section 4.06.  Financial Statements, Books and Records.  Included in Section 4.06 of the Disclosure Schedules is a copy of a detailed listing of the assets and liabilities related to the Business and the unaudited statements of operations of the Business as of and for the twelve (12) month period ended December 31, 2010 (collectively, the "Financial Statements"). Except as set forth in Section 4.06 of the Disclosure Schedules, the Financial Statements (a) have been prepared in accordance with GAAP, (b) present fairly the results of operations of the Business for the time period specified therein and (c) contain no omission or errors.

Section 4.07.  Absence of Certain Changes or Events.  Except as set forth on Section  4.07 of the Disclosure Schedules, since December 31, 2010, Seller has operated the Business in the Ordinary Course of Business and there has not been any:

(a)           (i) increase in the compensation payable or to become payable to any Personnel of Seller, whether agreed upon orally or in writing, and whether or not conditional; (ii) bonus, incentive compensation, service award or other like benefit granted or made for or to the credit of any Personnel of Seller, whether agreed upon orally or in writing; (iii) addition to or modification of any Employee Plan, arrangement or practice or other employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller for any of its Personnel; or (iv) new employment agreement with any Personnel of Seller;

(b)           sale, assignment or transfer of any of the Assets except for fair market value and in the Ordinary Course of Business;

(c)           amendment, cancellation, waiver, modification or termination of any Assigned Contract;

(d)           damage, destruction or loss (whether or not covered by insurance) affecting the Assets or the Business;

(e)            mortgage, pledge or other Encumbrance placed upon any of the Assets;

(f)           indebtedness incurred for borrowed money or any commitment to borrow money by Seller in the Business, or any loans, investments or capital contributions made or agreed to be made by Seller in the Business, or any guarantee, assumption, endorsement of, or other assumption of an obligation by Seller in the Business with respect to any Liabilities or obligations of any other Person;

(g)          entry by Seller into any transaction with any of its Personnel or payment to or from, or entry into any transaction with, any Affiliate or Related Party of Seller or any such Personnel;

(h)          indication by any customer of the Business of an intention to discontinue or change the terms of its relationship with Seller;

(i)            labor union organizing activity or any actual or threatened employee strikes, work stoppages, slowdowns or lockouts; or

(j)            agreement by Seller to do any of the foregoing or any action by Seller that would result in the occurrence of any of the foregoing.

Section 4.08.  Tax Matters.

(a)           Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Law with respect to the ownership of the Assets or the operation of the Business.  All such Tax Returns and reports filed by Seller are true, correct and complete in all respects and were prepared in compliance with all applicable Laws.  Seller has paid, or made provision for the payment of, all filed or required to be filed Taxes that have or may have become due for all periods covered by all Tax Returns filed or required to be filed or otherwise relating to the ownership of the Assets or the operation of the Business, or pursuant to any assessment received by Seller, except such Taxes as are set forth on Section 4.08 of the Disclosure Schedules and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been reflected in the Financial Statements.  Seller has made all withholding of Taxes relating to the ownership of the Assets or the operation of the Business required to be made under all applicable Laws including, without limitation, withholding with respect to sales and use Taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate Tax authorities.  Seller currently is not the beneficiary of any extension of time within which to file any Tax Return related to the Business.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax and no basis exists for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)           There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract understanding or practice with respect to Taxes related to the Business (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

Section 4.09.  Absence of Undisclosed Liabilities.  Except as set forth on Section 4.09 of the Disclosure Schedules, Seller has no indebtedness, obligation or Liability (in any case,

whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) related to the Business which is not shown on the face of the Financial Statements, other than Liabilities incurred or accrued in the Ordinary Course of Business since December 31, 2010.

Section 4.10.  Real Property.  Seller does not own any real property that is held for or used in the Business.  Section 4.10 of the Disclosure Schedules sets forth a list of all real property that is held for or used in the Business in which Seller has a leasehold interest (the leases or other agreements evidencing such interests being referred to as the "Real Property Leases").  Seller has provided Purchaser with complete and accurate copies of all Real Property Leases.  Except as set forth on Section 4.10 of the Disclosure Schedules, neither Seller nor any party thereto is in breach of or default under any Real Property Lease, and no party to any Real Property Lease has given Seller notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder.  The Real Property Leases shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.

Section 4.11.  Equipment.

(a)           Section 4.11 of the Disclosure Schedules sets forth a list of all Equipment (whether owned or leased by Seller) included in the Assets and a designation as to whether such Equipment is owned or leased by Seller.  Except as set forth on Section 4.11 of the Disclosure Schedules, Seller has good title, free and clear of all Encumbrances (other than the Permitted Encumbrances), to the Equipment listed as owned by it.  Except as set forth on Section 4.11 of the Disclosure Schedules, Seller holds good and transferable leasehold interests in all Equipment listed as leased by it, in each case under valid and enforceable leases.

(b)           The Equipment is in good operating condition and repair (except for ordinary wear and tear), is all of the Equipment necessary or desirable for the operation of the Business as presently conducted and is in conformity in all respects with all applicable Laws and other applicable requirements.

Section 4.12.  Intellectual Property.  Seller does not (a) use or own any patents, patent applications, trademarks, trademark applications, trade names, registered copyrights or copyright applications or (b) license from any Person any patents, trademarks, trade names, copyrights, technology or processes, in the operation of the Business (collectively, "Business Intellectual Property").  Seller's operation of the Business as currently conducted does not and shall not infringe, misappropriate or otherwise make any unlawful or unauthorized use of any of the intellectual property assets or other proprietary right of any Person.  Except as set forth on Section 4.12 of the Disclosure Schedules, neither Seller nor Holdings has received any notice or other communication claiming, alleging or suggesting that Seller has infringed, misappropriated or otherwise made any unlawful or unauthorized use of any of its Intellectual Property, and, to Seller's and Holdings' Knowledge, no other Person has threatened to make any such claims and there are no basis for any claims.  To Seller's and Holdings' Knowledge, no third party is infringing any of Seller's rights in any of its Intellectual Property.  Seller has not agreed to indemnify any Person against any charge of infringement or other violation with respect to any of its Intellectual Property.

Section 4.13.  Employee Benefit Plans.

(a)           Section 4.13 of the Disclosure Schedules sets forth a complete and correct list of all Employee Plans and Seller's Benefit Obligations with respect to any Personnel of Seller.  Each Employee Plan is being operated in accordance with all Laws and the documents and instruments governing such plan.

(b)           Seller has no obligation to contribute to (or any other Liability, including current or potential withdrawal Liability, with respect to) and has never contributed to any Multiemployer Plan.  Seller does not maintain nor contribute to or have any Liability under (or with respect to) any employee plan which is a Tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

(c)           Seller does not maintain nor has it any obligation to contribute to (or any other Liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance, welfare-type or severance benefits for current or future retired or terminated employees (in each case, working or formerly working in the Business (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code).

Section 4.14.  Personnel; Labor Relations.

(a)           (i) There is no labor strike, lockout, dispute, slowdown or stoppage pending or threatened against or involving Seller's Personnel, nor has any such event or labor difficulty occurred within the past five (5) years, (ii) there are no union claims to represent Seller's Personnel, (iii) Seller is not a party to, nor is Seller bound by, any collective bargaining or similar agreement with any labor organization, written work rules or practices or unwritten work rules or practices agreed to with any labor organization or employee association related to Seller's Personnel, (iv) there has been no attempt to organize any group or all of Seller's Personnel within the past five (5) years, (v) Seller is in compliance in all respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health related to Seller's Personnel, (vi) there is no unfair labor practice charge or complaint against Seller related to any of Seller's Personnel pending or, to Seller's and Holdings' Knowledge, threatened before the National Labor Relations Board or any Governmental Entity (and there is no reasonable basis therefor), (vii) there is no charge with respect to or relating to any of Seller's Personnel pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful or discriminatory employment practices (and there is no reasonable basis therefor), (viii) Seller has not received any notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to any of Seller's Personnel, and no such investigation or other inquiry is in progress, (ix) there is no Proceeding pending or, to Seller's and Holdings' Knowledge, threatened, in any forum by or on behalf of any present or former Personnel of Seller, any applicant for employment or any class or classes of the foregoing, alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, (x) neither Seller nor Holdings has any Knowledge that any of Seller's Personnel has any current or immediate plans to terminate his or her employment with Seller and (xi) Seller has no present intention to terminate the employment of any Personnel due to misconduct, absenteeism or unsatisfactory performance.

(b)           Seller shall pay its Personnel within thirty (30) calendar days after the Closing (and sooner if required under its policies or by applicable Law) for accrued but unused and unpaid vacation, sick leave, other accrued benefits and commissions through and including the Closing Date.

(c)           Nothing contained in this Agreement shall confer upon any Personnel of Seller any right with regard to continued employment by Purchaser nor any third party beneficiary rights, nor shall anything herein (i) interfere with the right of Purchaser after the Closing Date to terminate the employment of any of its Personnel at any time, with or without cause or notice, or (ii) restrict Purchaser in the exercise of its independent business judgment in establishing or modifying any of the terms or conditions of the employment of its Personnel.  Purchaser will not incur any Liability on account of Seller's Personnel in connection with the transactions contemplated by this Agreement.

(d)           No Personnel of Seller is bound by any Contract that purports to limit the ability of such Personnel (i) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement or discovery.  No former or current Personnel of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of Purchaser to conduct the Business as presently conducted and as presently proposed to be conducted.

(e)           (i) Seller has not entered into any severance or similar arrangement in respect of any present or former Personnel that shall result in any Liability of Seller or Purchaser to make any payment to any present or former Personnel following termination of employment, including the termination of employment effected by the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement shall not trigger any severance or similar arrangement of Seller payable by Purchaser after the Closing.

(f)           Seller has maintained workers' compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise.

Section 4.15.  Licenses and Permits.  Section 4.15 of the Disclosure Schedules sets forth a list, together with a description of type, duration and status, of each of the Licenses and Permits held by Seller.  Seller has obtained and maintained in full force and effect all Licenses and Permits required to operate the Business in the Ordinary Course of Business.  Seller has provided Purchaser with true and complete copies of all such Licenses and Permits.  The consummation of the transactions contemplated hereby shall not interrupt or give any Governmental Entity the right to modify, terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business.  Seller is in compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or threatened relating to the revocation or limitation of any of the Licenses or Permits.

Section 4.16.  Assigned Contracts.  Seller has provided Purchaser with true and complete copies of all of the Assigned Contracts and each amendment, supplement, waiver or modification thereto.  All of the Assigned Contracts are in full force and effect and shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignment and assumption of such Assigned Contracts).  Neither Seller nor Holdings, nor any other party thereto, has breached any provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause Seller or any other party to be in default under any of the Assigned Contracts or would constitute a breach or default or permit termination, modification or acceleration under any such Assigned Contract.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid by or payable to Seller under current or completed Assigned Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

Section 4.17.  Customers and Suppliers.  Section 4.17 of the Disclosure Schedules sets forth a list of the names and addresses of all customers of the Business during the calendar year ended December 31, 2010, showing the dollar volume of sales and the number of tickets filled and the ticket price for each such customer for such year or period.  No customer set forth on Section 4.17 of the Disclosure Schedules has terminated or modified within the past twelve (12) months, or, to the Knowledge of Seller or Holdings, intends to terminate or modify its business relationship with Seller.  Except for the claims listed on Schedule 4.17 of the Disclosure Schedules, neither Seller nor Holdings has any damage claims which are in dispute with any of their respective customers.

Section 4.18.  Compliance with Law.  Seller's operation of the Business is in compliance with all applicable Laws.  Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it or the Business, its Personnel or any of the Assets, and there are no factual circumstances that are likely to result in such default.  Seller has not received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any order to which the Business or any of the Assets is or has been subject.

Section 4.19.  Litigation.  Except as set forth on Section 4.19 of the Disclosure Schedules, (a) there are no investigations, inquiries, audits or Proceedings pending or threatened against or affecting the Business or any of the Assets (nor is there any basis for the foregoing), (b) there are no unsatisfied judgments of any kind against any of the Assets and (c) Seller is not subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity applicable to the Business, its Personnel or any of the Assets.

Section 4.20.  Absence of Certain Business Practices.  Within the five (5) years immediately preceding the Closing, neither Seller nor Holdings, nor any Personnel of Seller, nor any other Person acting on behalf of Seller, has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business or the Assets) which might subject Seller to any damage or penalty in any civil, criminal or governmental Proceeding or which, if not continued in the future, would be reasonably likely to have a Material Adverse Effect on Seller, Purchaser or the Business.

Section 4.21.  No Other Agreements to Sell Assets.  Neither Seller nor Holdings has any obligation, absolute or contingent, to any Person (other than Purchaser) to sell any of the Assets or to effect any merger, consolidation or other reorganization of Seller, or to enter into any agreement with respect thereto.

Section 4.22.  Relationships With Related Persons.  Neither Holdings nor any Related Person of Seller or Holdings currently has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.  Neither Seller nor Holdings nor any Related Person of either of them currently owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (a) has had business dealings or a financial interest in any transaction with the Business other than business dealings or transactions set forth on Section 4.22 of the Disclosure Schedules, each of which has been conducted in the Ordinary Course of Business with the Business at substantially prevailing market prices and on substantially prevailing market terms or (b) has engaged in competition with the Business with respect to any services of the Business in any market presently served by the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Person that has shares of capital stock that are publicly traded on any nationally recognized exchange.  Except as set forth on Section 4.22 of the Disclosure Schedules, neither Holdings nor any Related Person of Holdings or Seller is a party to any Contract with, or has any claim or right against, the Business.

Section 4.23.  Solvency.  In entering into this Agreement and the Related Agreements and consummating the transactions contemplated herein and therein, neither Seller nor Holdings is intending to hinder, delay or defraud any present or future creditor of Seller or Holdings.  Neither Seller nor Holdings has filed or plans to file any bankruptcy, reorganization, debt arrangement, or other case or Proceeding under any bankruptcy or insolvency Law.

Section 4.24.  Broker's and Finder's Fees.  No broker, finder or other Person is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Seller (or any of its Affiliates) or Holdings.

Section 4.25.  All Material Information.  Neither Seller nor Holdings has withheld from Purchaser any facts relating to the Assets, the Business or the financial or other condition of Seller relating to the Business.  No representation or warranty made herein or in any of the Related Agreements by Seller or Holdings and no statement contained in any certificate, schedule, exhibit or other instrument furnished or to be furnished to Purchaser by Seller or Holdings in connection with the transactions contemplated by this Agreement contains or will contain an untrue statement of a fact or omits or will omit to state any fact necessary in order to make any representation, warranty or other statement of Seller or Holdings not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Holdings as follows:

Section 5.01.  Organization; Power.  Purchaser is a corporation duly organized and in existence under the Laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 5.02.  Authorization and Validity of Agreement.  Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement, the Related Agreements to which it is a party and all agreements, documents and instruments contemplated hereby or thereby, to consummate the transactions contemplated by this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments, to perform all its obligations under this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments and to comply with and fulfill the terms and conditions of this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments.  The execution and delivery of this Agreement, the Related Agreements to which it is a party and such other agreements, documents and instruments by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement, the Related Agreements to which it is a party or any other such agreement, document or instrument, as applicable.  This Agreement, each of the Related Agreements to which it is a party and all other agreements, documents and instruments executed Purchaser in connection with the transactions contemplated by this Agreement have been duly executed and delivered by Purchaser and constitute Purchaser's legal, valid and binding obligation, enforceable against Purchaser in accordance with their respective terms and conditions.

Section 5.03.  No Conflict or Violation.  The execution, delivery, consummation  and performance of this Agreement and each of the Related Agreement to which it is a party by Purchaser do not and shall not: (a) violate or conflict with any provision of its articles of incorporation, bylaws or other Governing Documents of Purchaser or resolutions adopted by the board of directors of Purchaser, (b) violate any provision of Law applicable to Purchaser or (c) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any Contract, consent, order or other instrument or obligation to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 5.04.  Consents and Approvals.  The execution, delivery and performance of this Agreement by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as may be required to obtain the transfer of any Licenses or Permits, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a

Material Adverse Effect on Seller or on the ability of Purchaser to perform its obligations hereunder.

Section 5.05.  Broker's and Finder's Fees.  No broker, finder or other Person is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser or its Affiliates.

ARTICLE VI.
PRE-CLOSING COVENANTS

Except as otherwise required or permitted hereunder, Purchaser, Seller and Holdings covenant and agree to comply with the covenants and agreements set forth in this Article  VI, as applicable to it, between the date hereof and the Closing Date, unless the applicable party obtains the prior written consent or waiver of each other party.

Section 6.01.  Exclusivity.  Unless and until such time as this Agreement shall be terminated pursuant to Section 8.01, neither Seller nor Holdings shall directly or indirectly (a) solicit, initiate, encourage or entertain any inquiries, negotiations or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from or enter into any agreement with any Person (other than Purchaser) relating to any business combination transaction involving all or a portion of the Business or the Assets including, without limitation, the sale by Holdings of its shares of capital stock of Seller, tender offer, merger or consolidation of Seller or the sale of the Business or any of the Assets or (b) participate in any discussions or negotiations regarding, or furnish to any Person (other than Purchaser) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing.

Section 6.02.  Affirmative Covenants.  Prior to the Closing, Seller shall, and Holdings shall cause Seller to, operate the Business diligently and in the Ordinary Course of Business including, without limitation, conserve its goodwill, keep available the services of its Personnel and agents and maintain its relations and goodwill with customers, creditors, Personnel, agents and others having business relationships with it.

Section 6.03.  Negative Covenants.  Prior to the Closing, Seller shall not, and Holdings shall cause Seller to not, do any of the following with respect to the Business: (a) dispose of, distribute or pledge, mortgage, grant a security interest in or encumber any of the Assets; (b) amend, terminate, waive or otherwise modify, or violate the terms of, any Assigned Contract or Licenses and Permits; (c) increase the base compensation of any Personnel of Seller working in the Business or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any Personnel of Seller working in the Business; (d) hire, offer to hire any Personnel of Seller working in the Business, or encourage or otherwise cause any such Personnel to resign from Seller; or (e) except as contemplated by Section 10.02, promote, demote, terminate or otherwise change the employment status or title of any Personnel of Seller working in the Business.

Section 6.04.  Insurance; Risk of Loss.  Any loss or damage to the Assets from fire or other casualty or cause, reasonable wear and tear excepted, in whole or in part, prior to the Closing shall be the responsibility of Seller, and Seller shall bear the risk of loss with respect thereto.

Section 6.05.  Schedules.  Seller and Holdings shall deliver to Purchaser, as soon as possible, but not later than March 4, 2011, the Schedules to this Agreement and the Disclosure Schedules.  If such Schedules or the Disclosure Schedules are not satisfactory to Purchaser, in its sole and absolute discretion, Purchaser shall have the right to terminate this Agreement pursuant to and in accordance with Section 8.01(c).

ARTICLE VII.
INDEMNIFICATION; SET-OFF RIGHTS; SURVIVAL

Section 7.01.  Indemnification By Seller and Holdings.  Subject to the applicable provisions of Section 7.08, Seller and Holdings shall jointly and severally indemnify and hold harmless Purchaser and its successors, shareholders, Personnel, representatives, Affiliates, agents and permitted assigns (the "Purchaser Indemnified Parties") from and against any and all damages, losses, obligations, Liabilities, claims, encumbrances, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys' fees and expenses) (each, an "Indemnity Loss"), directly or indirectly arising from or relating to: (a) any breach or nonfulfillment of any of the representations and warranties of Seller or Holdings in this Agreement or any of the Related Agreements to which it is a party; (b) any breach by Seller or Holdings of or failure by Seller or Holdings to comply with any covenants or obligations of Seller or Holdings in this Agreement or any of the Related Agreements to which it is a party; (c) any Liability (other than the Assumed Liabilities) of Seller or Holdings or relating to the Assets or the operation of the Business arising out of transactions entered into or events occurring prior to the Closing, including any successor liability or responsible officer liability asserted against Purchaser (or its Personnel or other representatives) for Taxes or otherwise relating to events occurring prior to the Closing; and (d) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 7.02.  Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless each of Seller and Holdings and their respective successors, shareholders, Personnel, representatives, Affiliates, agents and permitted assigns (the "Seller Indemnified Parties") from and against any and all Indemnity Losses, directly or indirectly arising from or relating to: (a) any misrepresentation, breach of warranty or nonfulfillment of any of the representations, warranties, covenants or agreements of Purchaser in this Agreement or any of the Related Agreements to which it is a party; (b) any Assumed Liability; and (c) any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 7.03.  Indemnification Notice; Litigation Notice.  If a party entitled to indemnity pursuant to Sections 7.01 or 7.02 (the "Claimant") believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the "Indemnifying Party") promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Indemnification Notice").  If any Proceeding is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article VII, it shall promptly notify the Indemnifying Party in writing of such Proceeding describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Litigation Notice") in lieu of an Indemnification Notice.

Section 7.04.  Defense of Third Person Claims. The Indemnifying Party shall have twenty (20) calendar days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control any Proceeding with respect to an identifiable claim (the "Election Notice").  If the Indemnifying Party gives a Disagreement Notice or does not give the foregoing Election Notice during such twenty (20) calendar day period, the Claimant shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its sole discretion; provided, however, that the right of the Claimant to indemnification hereunder shall not be conclusively established thereby.  If the Indemnifying Party gives the foregoing Election Notice and provides information satisfactory to the Claimant in its sole discretion confirming the Indemnifying Party's financial capacity to defend such Indemnity Loss and provide indemnification with respect to such Indemnity Loss, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel satisfactory to the Claimant and at the Indemnifying Party's sole expense, the conduct and settlement of such Proceeding, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne by the Claimant, except as provided in clause (c) below, (c) upon a final determination of such Proceeding, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VII, for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred after the assumption of the conduct and control of such Proceeding by the Indemnifying Party in good faith and (d) the Claimant shall have the right to pay or settle any such Proceeding.

Section 7.05.  Disagreement Notice.  If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the "Disagreement Notice") within twenty (20) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be.  Failure to deliver a Disagreement Notice in a timely manner shall be considered an express acknowledgment by the Indemnifying Party of its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case may be.  Any dispute regarding Indemnity shall be resolved as provided for in Section 11.12.

Section 7.06.  Payment of Losses; Set-off Rights.  The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this Article VII within twenty (20) calendar days after such amount is finally determined either by mutual agreement of the parties or pursuant to the dispute resolution process set forth in Section 11.12 or, in the case of an Indemnity Loss described in any Litigation Notice, the date on which both such amount and Claimant's obligation to pay such amount have been determined by a final judgment of the trial court or administrative body having jurisdiction over such Proceeding.  Notwithstanding the foregoing, any amount to which Purchaser becomes entitled by reason of the provisions of this Article VII shall be paid by Seller, Holdings, or either of them, who hereby agree to be jointly and severally liable for any Indemnity Loss suffered under this Agreement or the Related Agreements.  Holdings shall pay, or shall cause Seller to pay, such claims by wire transfer of immediately available to an account designated by Purchaser.

Section 7.07.  Survival.  Notwithstanding the foregoing, the Indemnifying Party shall have no Liability with respect to any Indemnification Notice arising from a breach of a representation or warranty which is not received by the Indemnifying Party pursuant to Section 7.03 on or before the second anniversary of the Closing Date; provided, however, the Indemnifying Party shall remain liable for any Indemnity Loss arising from a breach of any representation contained in Sections 4.08 (Tax Matters), 4.14 (Personnel; Labor Matters) or 4.18 (Compliance with Laws) until the expiration of the applicable statute of limitations, or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer, with respect to any matter subject to the representations and warranties contained in those sections; and provided, further, that the Indemnifying Party shall remain liable for any Indemnity Loss arising from fraud, willful misconduct, intentional misrepresentation or criminal activity on the part of Purchaser, Seller or Holdings or arising from a breach of any representation contained in Sections 4.01 or 5.01 (Organization; Power), 4.02 or 5.02 (Authorization and Validity of Agreement), 4.03 or 5.03 (No Conflict or Violation), 4.04 (Title to Assets and Related Matters), 4.11(a) (Equipment) or 4.24 (Broker's and Finder's Fees) (collectively, the "Fundamental Representations") without limitation as to time.

Section 7.08.  Limitations on Indemnified Costs.  The Indemnifying Party shall not be required to indemnify the Claimant for Indemnity Losses arising under Section 7.01(a) or Section 7.02(a), as applicable (other than Indemnity Losses arising from a breach of any representation contained in Sections 4.04 (Title to Assets), 4.08 (Tax Matters) or 4.24 (Broker's and Finder's Fees) or based upon fraud, willful misconduct, intentional misrepresentation or criminal activity on the part of Purchaser, Seller or Holdings), unless and until the aggregate amount of such Indemnity Losses for which the Claimant is otherwise entitled to indemnification pursuant to this Article VII exceeds an amount equal to Five Thousand Dollars ($5,000) (the "Indemnification Basket").  After the Indemnification Basket is exceeded, the Claimant shall be entitled to be paid the amount of all Losses, including the Losses below the Indemnification Basket, subject to the limitations on recovery and recourse set forth herein.  In no event shall Seller and Holdings, collectively, on one hand, or Purchaser, on the other hand, be liable for Indemnity Losses arising under Section 7.01(a) or Section 7.02(a), respectively (other than Indemnity Losses arising from a breach of any of the Fundamental Representations or the representations contained in Sections 4.08 or 4.14 or Indemnity Losses based upon fraud, willful misconduct, intentional misrepresentation or criminal activity on the part of Purchaser, Seller or Holdings), in excess of the Purchase Price (the "Indemnification Cap").

ARTICLE VIII.
TERMINATION

Section 8.01.  Events of Termination.  This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a)           by Seller and Holdings if there has been a misrepresentation or a default or breach by Purchaser with respect to Purchaser's representations and warranties in Article V or the due and timely performance of any of the covenants or agreements of Purchaser contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within two (2) Business Days after receipt by Purchaser of written notice specifying particularly such default or breach;

(b)           by Purchaser if there has been a misrepresentation or a default or breach by Seller or Holdings with respect to its respective representations and warranties in Article IV or the due and timely performance of any of the covenants or agreements of Seller or Holdings contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within two (2) Business Days after receipt by Seller of written notice specifying particularly such default or breach;

(c)           by Purchaser if the Schedules to this Agreement or the Disclosure Schedules delivered to it pursuant to Section 6.05 are not satisfactory to Purchaser in its sole and absolute discretion;

(d)           by Seller and Holdings or Purchaser at any time after April 1, 2011 if the Closing has not occurred and the party seeking to terminate this Agreement is not in breach or default of any provision of this Agreement;

(e)           by Purchaser if any event or circumstance occurs that has had or could reasonably be expected, in Purchaser's sole discretion, to have a Material Adverse Effect;

(f)            by Purchaser in the event of any damage to the Assets as contemplated by Section 6.04; or

(g)           by written agreement of Seller and Purchaser.

This Agreement may not be terminated after completion of the Closing.

Section 8.02.  Effect of Termination.  In the event this Agreement is terminated pursuant to Section 8.01, all rights and obligations of the parties shall terminate; provided, however, that the rights and obligations of the parties set forth in this Section 8.02, Section 9.01(a), Section 11.01 and Section 11.02 shall survive the termination of this Agreement indefinitely.

ARTICLE IX.
RESTRICTIVE COVENANTS

Section 9.01.  Confidential Information.

(a)           Information Acquired During Negotiations and/or the Preparation of Agreements.  Each of Purchaser, Seller and Holdings agrees that it will treat in confidence and will not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, or, in the case of Purchaser, the operation of the Business following the Closing, all documents, materials and other information regarding the other parties to this Agreement which it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements.  The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which:  (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by any other party; (b) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction.

(b)           Confidential Information of the Business.  Seller and Holdings acknowledge and agree that the Confidential Information of the Business is an Asset which Purchaser will acquire pursuant to this Agreement.  For purposes of this Agreement, "Confidential Information" shall mean trade secrets of the Business and other information regarding the Business, which information: (i) was used in the Business and was proprietary to, about or created by Seller (including any of Seller's Personnel) for use in the Business; (ii) is used in the Business as of the date of this Agreement and is proprietary to, about or created by Seller (including any of Seller's Personnel) for use in the Business; (iii) is designated and/or, in fact, treated as confidential by Seller; or (iv) is not generally known by any non-Seller Personnel.

(c)           Non-Disclosure and Non-Use of Confidential Information.  In furtherance of this Agreement, to ensure adequate protection against the wrongful use or disclosure of Confidential Information, and to protect the value associated with the Confidential Information and Purchaser's investment in the Assets, Seller and Holdings agree that they shall hold all Confidential Information in strict confidence, and that, unless they obtain the prior written consent of Purchaser or as required by Law, Seller and Holdings shall not directly or indirectly use, disclose, distribute, disseminate or authorize any third party to use, disclose, distribute or disseminate any Confidential Information for any purpose.  Seller and Holdings further represent and warrant that they have delivered to Purchaser all Confidential Information (and any copies thereof, in whatever format), in their possession or under their control; provided, however, that Seller may retain copies of any Confidential Information which is also used in the other business operations of Seller and such Confidential Information may be used by Seller in the normal course of its business so long as neither Seller nor Holdings violates the other provisions of this Article IX.  Seller and Holdings acknowledge and agree that any violation of the confidentiality obligations set forth in this Section 9.01(c) would be extremely detrimental and prejudicial to

Purchaser, and would result in irreparable injury and loss to Purchaser.  The obligations set forth in this Section 9.01(c), and Purchaser's rights and remedies with respect thereto, shall remain in full force and effect for as long as the Confidential Information remains confidential (except that the obligations shall continue if the Confidential Information loses its confidential nature through any act by or omission of Seller and/or Holdings, including breaches of this Section 9.01(c)).

Section 9.02.  Non-Competition.

(a)           For a period of five (5) years following the Closing (the "Restricted Period"), Seller, Holdings and any of their respective Affiliates shall not, directly or indirectly, engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, director, employee, partner, shareholder, consultant, manager, agent or otherwise, any firm, business organization, activity or Person that provides, markets and/or sells any of the same or similar (in terms of type, functionality or purpose) underground utility locating services (or any related services) as those which Seller provides, markets and/or sells in the Business as of the date of the Closing or those which Seller provided, marketed and/or sold in the Business at any time during the twelve (12) month period immediately preceding the Closing Date.  The geographic scope for the restriction set forth in this Section 9.02 shall be the State of New Mexico and the states contiguous to New Mexico, which geographic scope Seller and Holdings represent is coextensive with the geographic scope of the Business (the "Restricted Area").

Section 9.03.  Non-Solicitation.

(a)           During the Restricted Period, Seller and Holdings shall not, directly or indirectly:

(i)           call upon, solicit, accept any business of, provide any services for, contact or have any communication with any Person who is a customer or prospective customer of Seller in the Restricted Area as of the Closing, or who was a customer or prospective customer of Seller in the Restricted Area at any time within the twelve (12) month period immediately preceding the Closing, for the purpose of: (i) diverting or attempting to divert or influence any business of such customer or prospective customer to any competitor of Purchaser in the Restricted Area; (ii) marketing, selling or providing any services in competition with Purchaser in the Restricted Area; or (iii) otherwise interfering in any fashion with the operations being conducted by Purchaser as of the Closing or with any operations conducted by Purchaser in the Restricted Area during the Restricted Period;

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other Person who is a business relation of Seller or Purchaser as of the Closing or during the Restricted Period or who was a customer, supplier, licensee, licensor, franchisee, employee, consultant or business relation of Seller or Purchaser within the twelve (12) month period immediately preceding the Closing to cease doing business with Purchaser, to deal with any competitor of Seller or Purchaser or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, employee, consultant or business relation and Purchaser;

(iii)           solicit for employment or attempt to solicit otherwise, endeavor to entice away from Purchaser, hire or retain any Personnel of Purchaser as of the Closing or during the Restricted Period, or interfere in any way with the relationship between Purchaser and any of its Personnel; or

(iv)           solicit for employment or attempt to solicit otherwise, endeavor to entice away, hire or retain any Personnel of Seller as of the Closing who were offered employment by Purchaser or any Personnel of Seller who were Personnel of Seller at any time within the twelve (12) month period immediately preceding the Closing who were offered employment by Purchaser.

Section 9.04.  Acknowledgement of Restrictions.  Seller and Holdings hereby acknowledge and agree that the restrictive period of time, the Restricted Area and scope of restricted activity specified in Section 9.02 and 9.03 are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which Seller was engaged or is engaged as of Closing and in which Purchaser is, or shall be, engaged.  Seller and Holdings further acknowledge and agree that the restrictions set forth in Section 9.02 and 9.03 are reasonable and necessary to protect Purchaser's investment under this Agreement and to safeguard the value and goodwill associated with the Assets.  Seller and Holdings acknowledge and agree that Purchaser would not have entered into this Agreement but for Seller's and Holdings' agreements and obligations pursuant to Section 9.02 and 9.03.  If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law.  The parties agree that, in the event of a breach of Section 9.02 and 9.03, the Restricted Period shall be extended with respect to the breaching party by the period of the breach.

Section 9.05.  Non-Disparagement.  After the execution of this Agreement, each party shall not, directly or indirectly, make any negative or disparaging statement, or release any information, or encourage others to make any statement or release any information that has the effect of embarrassing or criticizing any other party or any of their respective Affiliates, the Business, the services offered or provided in the Business or the Assets, including any other party's or their respective Affiliates' actual or prospective customers, competitors, employees or former employees, including any statements made to the press or other media in the United States of America or in any other country.

Section 9.06.  Remedies.  Upon any breach or alleged breach of Sections 9.01, 9.02, 9.03 or 9.05 by any party (the "Breaching Party"), the party bring such cause of action (the "Injured Party") shall be entitled to each of the following remedies, which shall be deemed cumulative:

(a)           Injunctive Relief.  The parties hereby acknowledge that any breach or alleged breach of Sections 9.01, 9.02, 9.03 or 9.05 shall cause irreparable injury to the goodwill and proprietary rights of the Injured Party, for which the Injured Party shall not have an adequate remedy at Law.  Accordingly, the parties agree that the Injured Party shall be able to seek and obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against the Breaching Party to restrain or enjoin any actual or threatened violation of any provision of Sections 9.01, 9.02, 9.03 or 9.05 without any requirement of posting a bond or other surety or proving damages.

(b)           Damages.  To the extent calculable, the Injured Party shall also be entitled to recover from the Breaching Party monetary damages for any violation of Sections 9.01, 9.02, 9.03 or 9.05.  The Injured Party shall be entitled to pursue any other legal or equitable remedies that may be available to the Injured Party.

(c)           Costs, Expenses and Attorneys' Fees.  The Injured Party shall be entitled to recover from the Breaching Party all costs, expenses and reasonable attorneys' fees incurred by the Injured Party in seeking either enforcement of Sections 9.01, 9.02, 9.03 or 9.05 or damages for a breach of such Sections.

ARTICLE X.
OTHER AGREEMENTS

Section 10.01.  Taxes.  Seller shall be responsible for the preparation and filing of all required Tax Returns, and shall be liable for the payment of any and all Taxes, in each case, relating to all periods prior to and ending on the Closing Date (including all Taxes resulting from the sale, transfer, assignment or delivery by Seller of the Assets hereunder).  Seller shall timely pay (a) all Taxes and any Tax deficiency, interest or penalty asserted with respect thereto, and all recording and filing fees, that may be imposed by reason of the sale, transfer, assignment or delivery by Seller of the Assets hereunder; (b) all Taxes arising out of (i) the ownership or use of the Excluded Assets, (ii) the ownership or use of the Assets prior to the Closing Date, including all personal property Taxes due and payable (or assessed for periods) on or prior to the Closing Date; (c) all Taxes, including gross and net income Taxes, and transfer, recording, sales and use Taxes arising out of the sale or transfer of the Assets pursuant to this Agreement or any of the Related Agreements, if any.

Section 10.02.  Employment.  On or immediately prior to the Closing Date, Seller shall terminate the employment of all of its employees working in the Business as of the Closing Date, and Purchaser shall have no Liability related to Seller's employment of all such employees on or prior to the Closing Date.  After the execution of this Agreement and prior to the Closing Date, Purchaser may interview and/or consider for employment Seller's employees who are involved in the operations of the Business.  Purchaser shall not be obligated to hire any such employees of Seller, but may offer employment to those individuals who meet Purchaser's criteria for employment (collectively, "Transferred Employees").  All Transferred Employees will be eligible to participate in all of Purchaser's employee benefit plans that are made available to the employees of Purchaser of similar responsibility and seniority levels.

Section 10.03.  Payment of Excluded Liabilities.  Seller or Holdings shall pay, or make adequate provision for the payment of, in full, all of the Excluded Liabilities and other Liabilities (other than Assumed Liabilities) of Seller related to the Business.  For avoidance of doubt and further to Section 7.01, should Purchaser discover any customer damage claims after Closing that occurred prior to the Closing, Seller or Holdings shall reimburse Purchaser for Purchaser's costs incurred in investigating any such claim, which amount shall not exceed $200 per claim

Section 10.04.  Health Benefit Coverage Obligations.  Seller or Holdings agree to provide continuing health benefit coverage as described in Sections 601 through 608 of ERISA and Code Section 4980B to all persons who are not hired as Transferred Employees.

Section 10.05.  Bulk Sales.  In connection with the transactions contemplated by this Agreement, Purchaser and Seller hereby waive compliance with any applicable Bulk Sales Laws; it being expressly understood and agreed that this Section 10.05 shall not be deemed to be an admission or acknowledgement that any such Bulk Sales Law is applicable to the transactions contemplated by this Agreement.  In the event any claim should be asserted against Purchaser relating to the Assets pursuant to any Bulk Sales Law, Purchaser shall, within thirty (30) days receipt of such notice, furnish a copy thereof to Seller and tender the defense of such claim to Seller, who shall assume the defense thereof and shall further indemnify Purchaser from Liability for any and all such claims pursuant to Article VII.

Section 10.06.  Seller Employee Training Expenses.  Purchaser shall, at the Closing, reimburse Seller by wire transfer of immediately available funds to an account designated in writing by Seller at least one (1) Business Day prior to the Closing, for employee costs and expenses incurred by Seller in connection with Purchaser's training sessions and meetings with Transferred Employees as set forth on Schedule 10.06 which shall be delivered by Purchaser to Seller at least one (1) Business Day prior to the Closing.

ARTICLE XI.
MISCELLANEOUS

Section 11.01.  Public Announcements.  Without the prior written consent of the other parties, no party hereto shall, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise publicly disclose, or permit the public disclosure of, the existence, terms, conditions or other aspects of this Agreement (except to their respective counsel, financial advisors, lenders, accountants, directors or key employees (to be identified by Purchaser in its sole and absolute discretion) who need to know such information in order to evaluate this Agreement and the transactions contemplated hereby).

Section 11.02.  Costs and Expenses.  Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, accountants or any other Person or representative whose services have been used by such party.

Section 11.03.  Records.  Notwithstanding anything else to the contrary in this Agreement, after the Closing, Purchaser shall be entitled upon reasonable notice and at reasonable times, to inspect and copy any records retained by Seller that Purchaser deems necessary or desirable, in its sole discretion, for the ongoing operation of the Business.  Seller shall retain and make its books and records (including work papers in the possession of its accountants) with respect to the Business available for inspection by Purchaser, or by its representatives, for reasonable business purposes at all reasonable times during normal business hours, for a five (5) year period following the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing Date, the historical financial condition, assets, liabilities, results of operations and cash flows of the Business.  As used in this Section 11.03, the right of inspection includes the right to make extracts or copies.

Section 11.04.  Further Assurances.  From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.

Section 11.05.  Addresses for Notices, Etc.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows:  (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 11.05, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 11.05; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Purchaser:
USIC Locating Services, Inc.
13085 Hamilton Crossing Blvd., Suite 200
Carmel, Indiana 46032
Attention:  Michael Quinn, Sr. Vice President and CFO
Facsimile:  (317) 575-7947
E-mail:  MichaelQuinn@usicinc.com

With a copy to:	Ice Miller, LLP One American Square, Suite 2900 Indianapolis, Indiana 46282 Attention: Joseph E. DeGroff Facsimile: (317) 592-4637 E-mail: joseph.degroff@icemiller.com

If to Seller or Holdings:	Geospatial Holdings, Inc. 229 Howes Run Road Sarver, Pennsylvania 16055 Attention: Mark Smith, Chairman and CEO Facsimile: __________________________ E-mail: msmith@geospatialcorporation.com
With a copy to:
______________________________________
______________________________________
______________________________________
Attention:  _____________________________
Facsimile:  _____________________________
E-mail:  _________________________

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 11.05.  In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 11.06.  Construction.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b)           Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by "sole", "absolute discretion", "complete discretion", or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

(c)           Nothing in the schedules or exhibits to this Agreement or any of the Related Agreements shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule or exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.  No investigation or review carried out by or on behalf of any party or Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, shall impair the rights of that party to rely upon those representations and warranties or to seek to enforce any remedies with respect to any breach or violation thereof.  Without limiting the generality of the foregoing, any Knowledge of Purchaser of any matter relating to the Business or the Assets, whether or not disclosed in the Disclosure Schedules, shall not relieve Seller or Holdings of any Liability or obligation with respect to such matter.

(d)           The parties acknowledge and agree that each breach of a covenant or agreement in this Agreement or any of the Related Agreements shall have independent significance.

(e)           Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(g)           "Hereunder," "hereof," "hereto," "herein," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof.

(h)           "Including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term.

(i)            "Or" is used in the inclusive sense of "and/or."

(j)           References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.

Section 11.07.  Severability.  The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements.

Section 11.08.  Entire Agreement and Amendment.  This Agreement and the Related Agreements, including the Appendix, Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements.  There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements.  This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the letter of intent by and among the parties hereto, dated January 17, 2011.  Except as specifically set forth in this Agreement and as permitted pursuant to Sections 9.04(b) or 11.07, this Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of the parties hereto.

Section 11.09.  No Waiver; Cumulative Remedies.  Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 11.10.  Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller, Purchaser and Holdings, and their respective successors and permitted assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties under Article VII.

Section 11.11.  Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither Seller nor Holdings shall have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser.  Purchaser may, without any prior notice to or consent of Seller or Holdings, assign or delegate, in whole or in part, its rights and duties under this Agreement and the Related Agreements to any lender of Purchaser as security for obligations to such lender in respect of financing arrangements between Purchaser and such lender, any Affiliates or to any Person who shall acquire all or substantially all of the assets or then outstanding voting securities of Purchaser whether by purchase, merger, consolidation or otherwise.  Except as expressly set forth herein, including Section 11.10, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto) other than to any lender of Purchaser as security for obligations to such lender in respect of financing arrangements between Purchaser and such lender.

Section 11.12.  Governing Law; Dispute Resolution; Jurisdiction and Venue.

(a)           Applicable Law.  The Laws of the State of Indiana shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other state or jurisdiction.

(b)           Court Proceedings.  Any Proceeding permitted by the terms of this Agreement to be filed in a court, which Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in Indianapolis, Indiana.  For the purpose of any Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in Indianapolis, Indiana.  Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens, or lack of personal jurisdiction; provided, however, that Purchaser, in its sole discretion, may elect to bring any Proceeding relating to or arising out of a breach by Seller or Holdings of Sections 9.01, 9.02, 9.03 or 9.05 in the county or state where the breach by Seller or Holdings occurred or where Seller or Holdings can be found.  Each party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable laws, (i) shall be deemed in every respect effective service of process upon it in any Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it.  Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable Laws.

Section 11.13.  Waiver of Jury Trial.  For any Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such Proceeding, including but not limited to those Proceedings to enforce or defend any rights under this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements.  Each party agrees that in any such Proceeding, the matters shall be tried to a court and not to a jury.

Section 11.14.  Counterparts.  This Agreement may be executed in multiple original or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

Section 11.15.  Survival of Representations and Warranties.  Except as specifically set forth elsewhere in this Agreement, all representations and warranties made in this Agreement or in any of the Related Agreements (or any other certificate or instrument delivered in connection with any of them) shall indefinitely survive the execution and delivery of this Agreement and the Related Agreements and the Closing.

Section 11.16.  Table of Contents and Captions.  The Table of Contents and captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

Section 11.17.  Schedules, Exhibits and Certificates; Knowledge of Purchaser.  All Appendices, Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement.  All statements contained in certificates and other instruments attached hereto or delivered or furnished on behalf of any party hereto shall be deemed representations and warranties of that party pursuant to this Agreement.  No Knowledge on the part of Purchaser or any of its Personnel, accountants, legal counsel and representatives of any matter that might constitute or form the basis of a breach of any representation or warranty of Seller or Holdings shall be deemed to modify, qualify or otherwise alter in any respect any such representation or warranty, and Purchaser shall be entitled to pursue all remedies available to it under this Agreement and applicable Law in connection with any such matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"PURCHASER"

USIC Locating Services, Inc.

By:	/s/ Michael R. Quinn
Name:	Michael R. Quinn
Title:	Senior Vice President and CFO

"SELLER"

Utility Services and Consulting Corp.

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	President

"HOLDINGS"

Geospatial Holdings, Inc.

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	Chairman and CEO

APPENDIX A
DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

"Affiliate" shall mean any Person that directly or indirectly controls, is controlled by or is under common control with Purchaser, Seller or Holdings, as the case may be.  As used in this definition, "control" (including, its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

"Bulk Sales Laws" shall mean any bulk transfer provision of any Law enacted by any State or other jurisdiction.

"Business Day" shall mean any day other than Saturday, Sunday, and any day on which commercial banks in Indiana are authorized by Law to be closed.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Contracts" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

"Employee Plans" shall mean each voluntary employees' beneficiary association under Section 501(c)(9) of the Code whose members include employees of Seller working in the Business and all employee benefit plans, as defined in Section 3(3) of ERISA, for Seller's Personnel and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, policies, or practices for Seller's Personnel for which Seller is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller otherwise maintains for Seller's Personnel or to which Seller otherwise, contributes or has contributed, or in which Seller otherwise participates or has participated or under which Seller may have any Liability for Seller's Personnel.

"Encumbrance" shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.

"Equipment" shall mean: (a) all fixed assets, including equipment, spare parts, supplies, materials, computer hardware and software, and vehicles owned or leased by Seller in connection with the Business (including all leases of such property); (b) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers, lessors or sellers of any such item; and (c) any related records, documents, claims, credits and rights of recovery with respect thereto.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Files and Records" shall mean all files, records and other information of Seller relating to the Business or the Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, equipment maintenance records, equipment warranty information, research and development reports and records, specifications and drawings, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, production reports and records, operating guides, copies of financial and accounting records and copies of records relating to Personnel of Seller to be employed by Purchaser following the Closing.

"GAAP" shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

"Governing Documents" shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

"Governmental Entity" shall mean any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

"Intangible Assets" shall mean all intangible personal property rights of Seller related to the Business, including going concern value, goodwill, the benefit of third party representations, warranties and guarantees, customer lists and related information (including telephone numbers, facsimile numbers, addresses and e-mail addresses), supplier lists and related information (including telephone numbers, facsimile numbers, addresses and e-mail addresses), referral sources, and all other intangible assets of Seller related to the Business, whether or not patentable or registrable.

"Intellectual Property" means Business Intellectual Property and all trade secrets, technical knowledge and know-how that are used by the Company in the Business.

The phrases "to the Knowledge of" any Person, or "Known to" any Person, or words of similar import, shall mean the information that would be possessed by a Person who has made investigation of the subject matter of the applicable representations and warranties which is reasonable in light of the role of the Person in the applicable organization and, where appropriate, has conferred with appropriate Personnel or examined appropriate documents.  The phrases "has Knowledge of" or "to the Knowledge of" or "Known to", when used in reference to any organization, shall include the Knowledge of all officers and directors of that organization.

"Law" shall mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

"Liability" with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Licenses and Permits" shall mean all governmental licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Business or the ownership or operation of the Assets, including, without limitation, those set forth on Section 4.15 of the Disclosure Schedules, and all pending applications therefor or renewals thereof.

"Material Adverse Effect" when used with respect to Seller, shall mean any event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse impact on any of the Assets, the prospects, customer relations, Liabilities, capitalization, business operations or condition (financial or otherwise) of the Business or results of operations or condition of the Business, or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement or any of the Related Agreements whether as a result of any legislative or regulatory change, revocation of any Licenses and Permits or right to do business, fire, explosion, accident, casualty, labor difficulty, flood, drought, riot, storm, act of terrorism, act of enemy, condemnation or act of God or public force, or otherwise.

"Multiemployer Plan" shall mean any Employee Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA or a "multiple employer plan" with in the meaning of Section 4063 or 4064 of ERISA.

"Ordinary Course of Business" shall mean any action taken by a Person if: (a) such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) such action is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Permitted Encumbrance" shall mean any of the following: (a) the provisions of all applicable statutory liens of mechanics, materialmen and other similar Persons and other liens imposed by applicable Laws incurred in the Ordinary Course of Business and which are not yet due and payable; (b) liens for current Taxes and other governmental assessments, charges or claims not yet due and payable.

"Person" shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

"Personnel" shall mean either any director, officer, employee, consultant, agent or other personnel of Seller working in the Business or personnel of Purchaser, as applicable.

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.

"Related Agreements" shall mean collectively, the Assignment and Assumption Agreement, the Bill of Sale and the other agreements, documents, instruments and certificates executed at the Closing by the parties to this Agreement pursuant to and in connection with the transactions contemplated by this Agreement.

"Related Person" shall mean, with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition:  (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

"Seller's Benefit Obligations" shall mean all obligations, arrangements, or customary practices (other than those contained in or provided under the Employee Plans), whether or not legally enforceable, to provide benefits (other than salary or wages) to present or former Personnel of Seller.  Seller's Benefit Obligations also include consulting agreements with Personnel of Seller under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Section 132 of the Code.

"Tax" or "Taxes" shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or Intangible Assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.

"Tax Return" shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

"Trailing Twelve Month Revenue" shall mean the aggregate revenue of the Business as reported in accordance with GAAP consistently applied and calculated on a trailing twelve (12) month basis ending on the last Business Day of the month preceding the month in which the Closing occurs.

In addition to terms defined above, the following terms shall have the respective meanings given to them in the sections set forth below:

Defined term	Section
Agreement	Preamble
Assets	Section 1.01
Assigned Contracts	Section 1.01(b)
Assignment and Assumption Agreement	Section 2.02(b)
Assumed Liabilities	Section 1.03(a)
Bill of Sale	Section 2.02(a)
Breaching Party	Section 9.05
Business	Recitals
Business Intellectual Property	Section 4.12
Claimant	Section 7.03
Closing	Section 2.01
Closing Date	Section 2.01
Confidential Information	Section 9.01(b)
Disagreement Notice	Section 7.05
Disclosure Schedules	Article IV
Election Notice	Section 7.04
Excluded Assets	Section 1.02
Excluded Liabilities	Section 1.03(b)
Financial Statements	Section 4.06(a)
Fundamental Representations	Section 7.07
Holdings	Preamble

Indemnification Basket	Section 7.08
Indemnification Cap	Section 7.08
Indemnification Notice	Section 7.03
Indemnifying Party	Section 7.03
Indemnity Loss	Section 7.01
Injured Party	Section 9.05
Litigation Notice	Section 7.03
Preliminary Allocation	Section 1.05
Purchaser	Preamble
Purchaser Indemnified Parties	Section 7.01
Purchase Price	Section 1.04
Real Property Leases	Section 4.10
Reduct License Agreement	Section 4.12
Restricted Area	Section 9.02(a)
Restricted Period	Section 9.02(a)
Seller	Preamble
Seller Indemnified Parties	Section 7.02
Transferred Employee	Section 10.02

Assigned Contracts Schedule

Standard Industrial Lease – Gross, dated October 13, 2009, by and between Seller and PAJAP, Ltd. Co., for the office building located at 3404 Vista Alameda NE - Suite B, Albuquerque, NM 87113.

Deposits Schedule

Deposit in the amount of $2,000 under that certain Standard Industrial Lease – Gross, dated October 13, 2009, by and between Seller and PAJAP, Ltd. Co., for the office building located at 3404 Vista Alameda NE - Suite B, Albuquerque, NM 87113.

Assets Schedule

Vehicles:

Locating Equipment:

Computers:

Other Assets:

4 Samsung Cameras

31 Kodak Cameras

38 Verizon Air Cards

35 Samsung Storm Mobile Phones

3 Blackberry Curve Mobile Phones

1 Blackberry World Edition Mobile Phone

1 Blackberry Storm Mobile Phone

Office Equipment and Furniture

Assumed Liabilities Schedule

Vehicle Liabilities:

Computer Liabilities:

Total Laptops = 38

Total Passed Due Lease Amount to Dell is approximately	$15,762
Future Obligations due to Dell is approximately	$11,495
Total Lease Obligation to Dell*	$27,257.36

*Above financial data as of 3/2/11 and represents total obligations owed to Dell for 1 monitor, 42 laptops, 40 cameras and 40 memory cards

Office Lease Liability:

Office building located at 3404 Vista Alameda NE - Suite B, Albuquerque, NM 87113

Base Rent: $1,980.00 per month payable on the first day of each month through October, 31 2011.

Monthly Rent	$1,980.00
Remaining months:	8
Total Lease Obligation:	$15,840

Allocation of Purchase Price Schedule

Fixed Assets
Vehicles	$565,645
Locating Equipment	$67,339
Computers	$26,935
Office Equipment	$13,468
Total	$673,386

EXHIBIT A

BILL OF SALE

THIS BILL OF SALE (the "Bill of Sale"), dated as of this 7th day of March, 2011 (the "Effective Date"), is by and between USIC Locating Services, Inc., an Indiana corporation ("Purchaser"), and Utility Services and Consulting Corp., a Nevada corporation ("Seller").

WITNESSETH:

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of March 7, 2011 (as amended, supplemented or otherwise modified from time to time), by and among Purchaser, Seller and Geospatial Holdings, Inc., a Nevada corporation (the "Purchase Agreement"), Seller has agreed to sell, transfer, assign, convey and deliver to Purchaser all of Seller's right, title and interest in and to the Assets, and Purchaser has agreed to purchase, acquire and accept from Seller the Assets, on the terms and subject to the conditions more fully described in the Purchase Agreement; and

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings specified in the Purchase Agreement;

NOW, THEREFORE, in consideration of Purchaser's payment of the Purchase Price and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and subject to the conditions of the Purchase Agreement, Seller hereby agrees as follows:

AGREEMENT

Sale.  Seller does hereby sell, transfer, assign, convey and deliver to Purchaser, and Purchaser does hereby purchase, acquire and accept, for all purposes at and as of the Effective Date, all of the right, title and interest of Seller in and to the Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances, to have and to hold forever.

Governing Agreement.  This Bill of Sale is expressly made subject to the terms and provisions of the Purchase Agreement.  The delivery of this Bill of Sale shall not affect, alter, enlarge, diminish or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms or provisions of the Purchase Agreement, and all of the representations, warranties, covenants, conditions, indemnities, terms and provisions contained in the Purchase Agreement shall survive the delivery of this Bill of Sale to the extent, and in the manner, set forth in the Purchase Agreement.  In the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

Successors and Assigns.  The provisions of this Bill of Sale shall bind Seller and its successors and permitted assigns and inure to the benefit of Purchaser and its successors and permitted assigns.

Interpretation.  Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Bill of Sale.  This Bill of Sale shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Execution in Counterparts.  This Bill of Sale may be executed and delivered in two (2) original or facsimile counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same document.  Only one (1) counterpart signed by Seller must be produced to evidence the execution and delivery of this Bill of Sale.

Governing Law.  This Bill of Sale shall be governed by, and construed in accordance with, the internal laws of the State of Indiana, without regard to conflict of laws principles of any jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first written above.

"SELLER"

Utility Services and Consulting Corp.

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President

Accepted and Agreed:

"PURCHASER"

USIC Locating Services, Inc.

By:	/s/ Michael R. Quinn
Name:	Michael R. Quinn
Title:	Senior Vice President and CFO

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of the 7th day of March, 2011 (the "Effective Date"), is by and between Utility Services and Consulting Corp., a Nevada corporation ("Assignor"), and USIC Locating Services, Inc., an Indiana corporation ("Assignee").

WITNESSETH:

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of March 7, 2011 (as amended, supplemented or otherwise modified from time to time), by and among Purchaser, Seller and Geospatial Holdings, Inc., a Nevada corporation (the "Purchase Agreement"), Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee all of Assignor's right, title and interest in and to the Assets and the Assumed Liabilities, and Assignee has agreed to purchase, acquire, accept and assume from Assignor the Assets and the Assumed Liabilities, on the terms and subject to the conditions more fully described in the Purchase Agreement;

WHEREAS, pursuant to the terms and subject to the conditions of the Purchase Agreement, Assignor desires to assign and transfer to Assignee certain rights and obligations of Assignor under certain contracts and other liabilities and Assignee desires to accept and assume such assignment on the terms and conditions provided for herein; and

WHEREAS, capitalized terms used herein, but not otherwise defined shall have the meanings specified in the Purchase Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and subject to the conditions of the Purchase Agreement, Assignor and Assignee hereby agrees as follows:

AGREEMENT

Assignment.  As of the Effective Date, Assignor hereby assigns and transfers to Assignee all of its respective right, title and interest in, to and under the Assigned Contracts and the Assumed Liabilities to have and to hold forever.

Acceptance.   As of the Effective Date, Assignee hereby accepts and assumes the assignment and transfer of such Assigned Contracts and Assumed Liabilities, and agrees to assume and pay or perform, when such payment or performance is required but only to the extent the obligation or liability (i) initially accrued or arose after the Closing Date and (ii) is not the result of or caused by any breach or default of Assignor thereunder on or prior to the Closing Date.

No Assumption of Liabilities.  Assignee expressly does not, and shall not, assume or agree to assume, pay, satisfy, discharge, perform or be responsible for in any manner and shall not, by virtue of the execution and delivery of this Agreement, be deemed to have assumed or to have agreed to pay, satisfy, discharge or perform or be responsible for in any manner, any liabilities, obligations or commitments of Assignor of any nature whatsoever whether direct or indirect, known or unknown, choate or inchoate, absolute, fixed, contingent or otherwise and whether or not disclosed to Assignee, other than the Assumed Liabilities specifically assumed by Assignee under the Purchase Agreement.

Governing Agreement.  This Agreement is expressly made subject to the terms and provisions of the Purchase Agreement.  The delivery of this Agreement shall not affect, alter, enlarge, diminish or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms or provisions of the Purchase Agreement, and all of the representations, warranties, covenants, conditions, indemnities, terms and provisions contained in the Purchase Agreement shall survive the delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

Successors and Assigns.  The provisions of this Agreement shall bind Assignor and its successors and permitted assigns and inure to the benefit of Assignee and its successors and permitted assigns.

Interpretation.  Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Execution in Counterparts.  This Agreement may be executed and delivered in two (2) original or facsimile counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same document.  Only one (1) counterpart signed by Assignor must be produced to evidence the execution and delivery of this Agreement.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Indiana, without regard to conflict of laws principles of any jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed on the Effective Date.

"ASSIGNOR"

Utility Services and Consulting Corp.

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President

"ASSIGNEE"

USIC Locating Services, Inc.

By:	/s/ Michael R. Quinn
Name:	Michael R. Quinn
Title:	Senior Vice President and CFO

Schedule 4.05

Customer contracts requiring consent:
Qwest
Xcel Energy
El Paso Electric – New Mexico
El Paso Electric – Texas
Windstream
Baja Communications

Other contracts requiring consent:
Standard Industrial Lease – Gross, dated October 13, 2009, by and between Seller and PAJAP, Ltd. Co., for the office building located at 3404 Vista Alameda NE, Suite B, Albuquerque, NM  87113.

Schedule 4.06

Utility Services and Consulting Corporation
Balance Sheet
As of December 31, 2010

ASSETS
Current Assets
Checking/Savings
1001 · Dollar Bank checking	118,614.54
Total Checking/Savings	118,614.54
Accounts Receivable
1201 · Accounts Receivable	282,429.43
Total Accounts Receivable	282,429.43
Other Current Assets
1205 · Unbilled A/R	43,897.61
1301 · Due to/from GHI	-1,460,503.05
1311 · Due to/from GMSI	640,932.31
1321 · Due to/from GPS	10,200.00
1401 · Prepaid Expense	1,980.00
1411 · Prepaid Insurance	112,495.48
1451 · Deposits	8,351.28
Total Other Current Assets	-642,646.37
Total Current Assets	-241,602.40
Fixed Assets
1611 · Field Equipment	203,428.73
1612 · Field Vehicles	974,656.33
1621 · Office Equipment	4,508.45
1641 · Vehicles	35,993.29
1699 · Accumulated Depreciation	-291,349.58
Total Fixed Assets	927,237.22
TOTAL ASSETS	685,634.82

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
2001 · Accounts Payable	174,461.32
Total Accounts Payable	174,461.32
Other Current Liabilities
2101 · Accrued Expenses	1,956.78
2105 · Accrued Insurance	98,250.58
2117 · Accrued damage claims	18,521.69
2120 · Accrued Payroll	32,354.47
2121 · Accrued Payroll Taxes	3,142.16
2127 · Accrued employee expenses	4,433.30
2151 · Accrued use tax	3,046.23
2152 · Sales tax collected	141,704.01
2231 · Cur. Port. of Cap Lease - Enter	250,500.74
2232 · Cur. Port. of Cap Lease - Dell	15,672.98
Total Other Current Liabilities	569,582.94
Total Current Liabilities	744,044.26
Long Term Liabilities
2731 · Capital lease liability-Enterpr	260,150.79
Total Long Term Liabilities	260,150.79
Total Liabilities	1,004,195.05
Equity
3001 · Common Stock	0.90
3011 · Additional Paid In Capital	999.10
3021 · Retained earnings	-116,967.36
Net Income	-202,592.87
Total Equity	-318,560.23
TOTAL LIABILITIES & EQUITY	685,634.82

Utility Services and Consulting Corp.
Statement of Operations
For the Year Ended December 31, 2010

Ordinary Income/Expense
Income
Revenue
4012 · SUE - Intercompany	1,610.54
4015 · Utility Locating	2,879,725.57
4911 · Cash discount	-4,130.48
4912 · Account Billing Adjustments	-4.21
Total Revenue	2,877,201.42
Total Income	2,877,201.42
Cost of Goods Sold
Direct costs
5001 · Direct labor	1,061.04
5002 · Direct workers' compensation	12.65
Total Direct costs	1,073.69
Indirect Costs
5502 · Depreciation on Field Equipment	253,096.35
5503 · Indirect Equipment Rental	7,414.03
5506 · Field Vehicle Gas	188,517.46
5507 · Field Vehicle Repairs and Maint	81,973.62
5511 · Supplies	99,299.61
5512 · Small Tools and Equipment	693.90
5541 · Indirect Cell Phone Costs	74,192.80
5581 · Contractor Liability Insurance	26,677.80
5601 · Salaries and Wages	1,225,626.74
5602 · Overtime	288,483.22
5611 · Indirect Payroll Taxes	120,108.71
5621 · Indirect Health Insurance	88,169.26
5631 · Indirect Emp Contrib. - Health	-46,986.88
5701 · Utility damage	86,104.59
Total Indirect Costs	2,493,371.21
Total COGS	2,494,444.90

Gross Profit	382,756.52
Expense
Depreciation and Amortization
6951 · Depreciation	12,703.67
6959 · Depr allocated to Direct Costs	0.00
Total Depreciation and Amortization	12,703.67
General and Administrative
6201 · Bank Service Charges	1,411.50
6203 · Late Fees	6,587.77
6205 · Dues and Subscriptions	1,013.00
6210 · Data Processing Fees	33,764.15
6213 · Recruitment Expenses	1,042.87
6298 · Penalties	474.80
6299 · Miscellaneous	3,620.90
Total General and Administrative	47,914.99
Insurance
6903 · Package insurance	65,222.86
6908 · Workers' Compensation	10,216.44
6909 · W/C allocated to Direct Costs	-12.65
Total Insurance	75,426.65
Occupancy
6401 · Rent	22,660.00
6411 · Building Repairs	1,510.31
6413 · Utilities	3,038.74
Total Occupancy	27,209.05
Office Expenses
6501 · Office Supplies	1,095.19
6511 · Postage and Delivery	1,706.97
6521 · Telephone	3,362.83
6522 · Cell Phones	4,151.69
6523 · Conference Calls	659.88
6524 · Internet	859.27
6525 · Answering service	3,127.18
6531 · Office Equipment Rental	34.13
6532 · Computer Expenses	205.14
Total Office Expenses	15,202.28

Paryoll, Taxes and Benefits
6001 · Salaries & Wages	221,930.54
6011 · Payroll Taxes	29,796.77
6021 · Health Insurance	27,206.44
6031 · Employee Contributions - Health	-7,752.26
6099 · Allocated to direct P/R cost	-1,061.04
Total Paryoll, Taxes and Benefits	270,120.45
Sales and Marketing
6131 · Trade Shows	1,181.60
Total Sales and Marketing	1,181.60
Taxes and Licenses
6935 · Business Licenses	35.00
6939 · Other Taxes	-72.16
Total Taxes and Licenses	-37.16
Travel and Entertainment
6601 · Travel	4,941.76
6602 · Auto rental	221.78
6603 · Lodging	15,733.90
6604 · Parking and tolls	334.25
6605 · Automobile expense	10,568.64
6621 · Meals	1,652.68
6623 · Entertainment	182.31
Total Travel and Entertainment	33,635.32
6701 · Research and Development	17,486.35
Total Expense	500,843.20
Net Ordinary Income	-118,086.68
Other Income/Expense
Other Income
Other Income and Expense
7201 · Other Income	1,436.00
Total Other Income and Expense	1,436.00
Total Other Income	1,436.00

Other Expense
Interest Expense
7101 · Interest Expense	85,630.28
7119 · Finance Charge	311.91
Total Interest Expense	85,942.19
Total Other Expense	85,942.19
Net Other Income	-84,506.19
Net Income	-202,592.87

Schedule 4.07

None.

Section 4.08

New Mexico sales and use taxes of $144,750.24 were in arrears as of December 31, 2010.  This liability of the Seller is an Excluded Liability and will remain the liability of the Seller.

Section 4.09

None.

Section 4.10

Real property leases:
Standard Industrial Lease – Gross, dated October 13, 2009, by and between Seller and PAJAP, Ltd. Co., for the office building located at 3404 Vista Alameda NE, Suite B, Albuquerque, NM  87113.

Section 4.11

Vehicles (leased):

Vehicles (leased) – continued

Locating equipment (owned)

Locating equipment (owned) – continued

Computers (leased)

Other assets (owned):
4 Samsung Cameras

31 Kodak Cameras

38 Verizon Air Cards

35 Samsung Storm Mobile Phones

3 Blackberry Curve Mobile Phones

1 Blackberry World Edition Mobile Phone

1 Blackberry Storm Mobile Phone

Office Equipment and Furniture

Section 4.13

Employee Benefit Plans
Blue Cross and Blue Shield of New Mexico, account 113904.

Section 4.15

None.

Section 4.17
Customer	2010 sales	Tickets filled (1)	Average Ticket Price

Baja Cable TV	$34,708	5,397	$6.43
901 N. Florida Ave.
Alamogordo, NM 88310

Comcast Cable Communications	$341,025	72,638	$4.69
1601 Mile High Stadium Cir.
Denver, CO 80204

El Paso Electric Co.	$301,965	35,610	$8.48
100 N. Stanton St.
El Paso, TX 79901

Qwest Corp.	$1,879,803	111,748	$16.82
700 W. Mineral Ave.
Littleton, CO 80120

Windstream Supply, Inc.	$206,873	9,988	$20.71
P.O. Box 18313
Little Rock, AR 72222

Xcel Energy	$115,351	15,667	$7.36
414 Nicollet Mall, MP07
Minneapolis, MN 55401

(1)	Annualized from ticket counts from February 1, 2010 through December 31, 2010.

Section 4.19

None.

Section 4.22

None.